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                                                                    EXHIBIT 23.3



                        CONSENT OF CHUO AUDIT CORPORATION



        We consent to the incorporation by reference in the registration statement (Form S-3) of Komag, Incorporated for the registration of its common stock of our report dated January 22, 1999, except for the matter discussed in the fourth paragraph and Note 14, as to which the date is August 15, 2000, on our audits of the consolidated financial statements of Asahi Komag Co. Ltd. and its subsidiary as of December 31, 1998 and for the years ended December 31, 1998 and 1997, which report is included in the Annual Report on Form 10-KA of Komag, Incorporated for the year ended January 2, 2000.



                                      /s/ Chuo Aoyama Audit Corporation



Tokyo, Japan
October 2, 2000




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